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                                                                       Exhibit 5

                        GREENEBAUM DOLL & MCDONALD PLLC
                           3300 National City Tower
                            101 South Fifth Street
                        Louisville, Kentucky 40202-3197
                                 502/589-4200
                               Fax 502/587-3695

                              September 15, 1997

Vencor, Inc.
3300 Providian Center
400 West Market Street
Louisville, KY 40202

Ladies and Gentlemen:

     We have acted as legal counsel in connection with the preparation of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), covering up to $750,000,000 aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2007 (the "New Notes"), of Vencor, Inc., a Delaware corporation (the "Company"), to be exchanged for a like principal amount of its outstanding 8 5/8% Senior Subordinated Notes due 2007 pursuant to an exchange offer (the "Exchange Offer").

     We have examined and are familiar with the Certificate of Incorporation, as amended, and Second Amended and Restated By-Laws of the Company, the Indenture dated as of July 21, 1997, by and between The Bank of New York, as Trustee, and the Company (the "Indenture"), and the various corporate records and proceedings relating to the organization of the Company and the proposed issuance of the New Notes. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that the New Notes, when duly executed, authenticated and delivered pursuant to the Exchange Offer and in accordance with the provisions of the Indenture, will be validly authorized, legally issued, fully paid and nonassessable and will constitute the legal, valid and binding obligations of the Company in accordance with their terms and entitled to the benefits of the Indenture except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the rights and remedies of creditors generally from time to time in effect and the application of general equitable principles.

     We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the New Notes. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,



                                       GREENEBAUM DOLL & MCDONALD PLLC